Filed Pursuant to Rule 424(b)(2)
Registration No. 333-163903

Prospectus Supplement No. 3 to Prospectus Dated December 21, 2009

46,404,782 Shares

Clearwire Corporation

Class A Common Stock

This prospectus supplement relates to the shares of our Class A Common Stock, $0.0001 par value per share, which we refer to as Class A Common Stock, being sold by the selling stockholders identified in this prospectus supplement. We will not receive any proceeds from the sale of our Class A Common Stock being sold by the selling stockholders.

Our Class A Common Stock is listed on the NASDAQ Global Select Market, which we refer to as NASDAQ, under the symbol “CLWR.” On September 26, 2012, the closing sales price of our Class A Common Stock as reported on NASDAQ was $1.55 per share.

Investing in our Class A Common Stock involves risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement as well as the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012, which we incorporate by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse Securities (USA) LLC has agreed to purchase an aggregate amount of 46,404,782 shares of Class A Common Stock from the selling stockholders at a price of $1.37 per share, resulting in $63,574,551.34 aggregate proceeds to the selling stockholders.

Credit Suisse Securities (USA) LLC may offer shares of our Class A Common Stock purchased in this offering from time to time for sale in one or more transactions directly or through agents, or through brokers in brokerage transactions on NASDAQ, in the over-the-counter market, through negotiated transactions or in a combination of such methods of sales, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Credit Suisse

The date of this prospectus supplement is September 27, 2012.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus, as amended by prospectus supplements No. 1 and No. 2 thereto (which supplements update certain ownership information of some of our stockholders), form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which contains more general information. Generally, the term prospectus refers to both parts combined. You should read both this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, together with additional information described below under the caption “Where You Can Find Additional Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely upon the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We are responsible for the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we have authorized for use in connection with this offering. This prospectus supplement may be used only for the purpose for which it has been prepared. Neither we nor the underwriter nor any other person has authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus and the documents incorporated by reference herein and therein.

We are not making an offer to sell our Class A Common Stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations, and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation to subscribe for and purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register with the SEC the securities being offered by this prospectus supplement. This prospectus supplement, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us, and the securities being offered, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained or incorporated by reference in this prospectus supplement regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Room 1024, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of these documents that are described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC).

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, as amended on July 27, 2012;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012;

•

Our Current Reports on Form 8-K as filed with the SEC on January 24, 2012 (two reports), January 27, 2012, February 2, 2012, February 15, 2012, March 15, 2012, April 26, 2012, April 27, 2012, May 4, 2012, June 11, 2012, June 14, 2012 and July 26, 2012 (other than portions of a Current Report on Form 8-K that are furnished under Item 2.02 or Item 7.01, including any exhibits included with such Items unless otherwise indicated therein); and

•	Our Definitive Proxy Statement under Regulation 14A in connection with our Annual Meeting of Stockholders, filed with the SEC on April 30, 2012.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items unless otherwise indicated therein) after the date hereof, and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Definitive Proxy Statement and amendments to those filings, are available free of charge on our website (www.clearwire.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

Attention: Investor Relations

Telephone: (425) 216-7600

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

EXPLANATORY NOTE

In this prospectus supplement, we refer to Sprint Nextel Corporation and its affiliates as Sprint; we refer to Comcast Corporation and its affiliates as Comcast; we refer to Intel Corporation and its affiliates as Intel; we refer to Time Warner Cable Inc. and its affiliates as Time Warner Cable; we refer to Bright House Networks, LLC and its affiliates as Bright House Networks; and we refer to Eagle River Holdings, LLC as Eagle River. We refer to Comcast, Time Warner Cable, Bright House Networks, and Intel collectively as the Investors. We refer to Clearwire Communications LLC, our operating subsidiary, as Clearwire Communications. We refer to the Equityholders’ Agreement, dated November 28, 2008, and amended on December 8, 2010, among Clearwire Corporation, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2009A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., Google Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, and BHN Spectrum Investments, LLC, as the Equityholders’ Agreement. We refer to the transactions contemplated by the Transaction Agreement and Plan of Merger dated as of May 7, 2008, as amended, with Clearwire Legacy LLC (formerly known as Clearwire Corporation), Sprint, Google Inc. and the Investors, and the investment of an aggregate of $3.2 billion in the combined entity by the Investors and Google Inc., as the Transactions.

TRADEMARKS

We own or have rights to trademarks, service marks, copyrights and trade names that we use in conjunction with the operation of our business including without limitation, CLEAR and Clearwire. This prospectus supplement, and the documents incorporated by reference herein, also includes trademarks, service marks and trade names of other companies, including, without limitation, Sprint. Each trademark, service mark or trade name of any other company appearing in this prospectus supplement belongs to its holder. Use or display by us of other parties’ trademarks, service marks or trade names is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of the trademark, service mark or trade name owner.

MARKET, RANKING AND OTHER INDUSTRY DATA

The data included or incorporated by reference in this prospectus supplement regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on published industry sources and estimates based on our management’s knowledge and experience in the markets in which we operate. These estimates have been based on information obtained from our trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of the document containing such estimate. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar industry data included or incorporated by reference in this prospectus supplement, and estimates and beliefs based on that data, may not be reliable. As such, we cannot guarantee the accuracy or completeness of any such information contained or incorporated by reference in this prospectus supplement. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference herein, and the accompanying prospectus contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “continue,” “initiative” or “anticipates” or similar expressions that concern our prospects, objectives, strategies, plans or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the impact of existing or proposed laws or regulations described in this prospectus supplement are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from the forward- looking statements we make in this prospectus supplement and the accompanying prospectus include, among others:

•	the availability of additional financing on acceptable terms or at all, particularly since we do not currently have any secured debt capacity under our existing indebtedness;

•	our liquidity position and any changes in our strategy to maintain our liquidity position, and expected losses for the foreseeable future;

•

the ability of third-party suppliers, software developers and other vendors to perform requirements and satisfy obligations necessary to create products and software designed to support desired features and functionality under agreements with us;

•	the impact of adverse network performance;

•	the loss of any of our key customers, including Sprint;

•	actions by regulatory agencies;

•	competition in the industry and markets in which we operate;

•	our ability to satisfy our substantial debt obligations and our ability to comply with operating and financial restrictions and covenants in our debt agreements;

•	our ability to attract and retain skilled personnel;

•	potential future downgrades in our debt ratings that may adversely affect our cost of borrowing and related margins, liquidity, competitive position and access to capital markets;

•	potential restrictions on our ability to effectively utilize our significant net operation losses;

•	changes or advances in technology in general; and

•	the risks referenced in the section of this prospectus supplement titled “Risk Factors” and in the other filings we make with the SEC.

Some of the important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K for the year ended December 31, 2011, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012, under the section of this prospectus supplement titled “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

We do not undertake any obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section titled “Risk Factors” and our historical consolidated financial statements and related notes incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2011. Unless the context indicates otherwise, references in this prospectus to “we,” “us,” “our,” “Clearwire” and the “Company” refer to Clearwire Corporation and its subsidiaries.

Overview

We are a leading provider of fourth generation, or 4G, wireless broadband services. We build and operate next generation mobile broadband networks that provide high-speed mobile Internet and residential Internet access services in communities throughout the country. As of June 30, 2012, we offered our services in 88 markets in the United States covering an estimated 136 million people, including an estimated 134 million people covered by our 4G mobile broadband networks in 71 markets. Our 4G mobile broadband network provides a connection anywhere within our coverage area.

In our current 4G mobile broadband markets in the United States, we offer our services through retail channels and through our wholesale partners. Sprint accounts for primarily all of our wholesale sales to date, and offers services in each of our 4G markets. In addition to Sprint and our other existing wholesale partners, we have also recently entered into wholesale arrangements with EarthLink, Simplexity, FreedomPop, Leap Wireless, and Jolt Mobile. As of June 30, 2012, we had approximately 1.3 million retail and 9.6 million wholesale subscribers. Under an amendment of the 4G MVNO agreement with Sprint signed in November 2011, which provides for unlimited WiMAX (as defined below) service to Sprint retail customers in exchange for fixed payments in 2012 and 2013, fluctuations in the wholesale subscriber base will not necessarily correlate to wholesale revenue. We are currently focused on growing our revenue by continuing to build our wholesale business and leveraging our retail business, reducing expenses, and seeking additional capital for our current business and to continue the development of our network.

Over the long term, we will need to expand our revenue base by increasing sales to our existing wholesale partners and by adding additional wholesale partners. To be successful with either, we believe it is necessary that we deploy Long Term Evolution, which we refer to as LTE, technology, which is currently being adopted by most wireless operators in the United States as their next generation wireless technology.

We believe that, as the demand for mobile broadband services continues its rapid growth, Sprint and other service providers will find it difficult, if not impossible, to satisfy their customers’ demands with their existing spectrum holdings. By deploying LTE, we believe that we will be able to take advantage of our leading spectrum position, which includes approximately 160 MHz of spectrum on average in the 100 largest markets in the United States, to offer offload data capacity to Sprint and other existing and future mobile broadband service providers for resale to their customers on a cost effective basis.

We plan to overlay up to 8,000 of our existing Worldwide Interoperability of Microwave Access technology 802.16e standard, which we refer to as mobile WiMAX, sites with Time Division Duplex LTE over 20 MHz-wide channels. Phase-one of the overlay includes approximately 5,000 sites focused primarily in densely populated urban areas where we currently experience the highest concentration of usage of our mobile WiMAX services, although we will also consider sites in other areas where Sprint and other current and future wholesale partners express a need for excess data capacity and where we believe we will be most likely to generate sufficient revenues. As previously disclosed, our plan contemplates the deployment of all of the Phase-one sites by the end of June 2013 in time to satisfy an LTE prepayment milestone under the terms of our agreements with

Sprint. However, our agreements with Sprint also provide flexibility to modify the pace of our LTE deployment and remain eligible for the full amount of LTE prepayments from Sprint. As such, in order to better align our capital expenditures with the receipt of expected LTE revenues, we are currently evaluating our plans and may elect to delay a portion of our deployment schedule accordingly.

The success of our current plans will depend to a large extent on whether we succeed in the following areas: adding new wholesale partners with substantial offload data capacity needs and generating or exceeding the revenue levels we currently expect for that portion of our business; maintaining our retail base and revenues while continuing to realize the benefits from cost savings initiatives; deploying LTE technology on our network; and raising additional capital.

Liquidity and Capital Resource Requirements

On June 30, 2012, we had available cash and short term investments of approximately $1.21 billion. While we believe that, as of June 30, 2012, we had sufficient cash to fund the near-term liquidity needs of our business through at least June 30, 2013, we may be required to raise additional capital during the period to fund our current business if our business fails to perform as we expect, or if we incur unforeseen expenses. We do not expect our operations to generate cumulative positive cash flow through at least June 30, 2013. We will need to raise substantial additional capital to fund our business and meet our financial obligations beyond the end of the period. Additionally, we regularly evaluate our plans, and we may elect to pursue new or alternative strategies which we believe would be beneficial to our business. Such changes to our plans could also significantly change our capital requirements in the near and/or long term. In any case, the amount of additional capital we will need, and the timing of our capital needs, will depend on a number of factors, many of which are outside of our control and subject to a number of uncertainties.

The amount and timing of additional financings to satisfy our capital needs are difficult to estimate at this time. We will continue to pursue various alternatives for securing additional capital. Sources of additional capital could include additional equity and debt financing from a number of potential sources, including new and existing strategic investors, private or public offerings and vendors. Other sources of additional capital could include, among other things, a sale of certain of our assets, such as excess spectrum, that we believe are not essential for our business. However, our ability to consummate a sale of assets that would generate sufficient proceeds to meet our capital needs in a timely manner on acceptable terms is uncertain. If we are unable to raise sufficient additional capital to meet our funding needs, our business prospects, financial condition and results of operations will likely be materially and adversely affected, and we will be forced to consider all available alternatives.

For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resource Requirements” in our Quarterly Report on Form 10-Q for the period ended June 30, 2012.

Subsequent Events

As a result of our previously disclosed strategic decision to focus investment in the United States market, we completed an insolvency filing with respect to our operations in Spain. As a result, certain intercompany loans related to our international operations will likely be considered uncollectible for federal income tax purposes. As discussed most recently in our Quarterly Report on Form 10-Q for the period ended June 30, 2012, this will result in an increase to the deferred tax liability of our discontinued operations of up to approximately $165.0 million along with a corresponding deferred tax expense for our discontinued operations, which we expect to recognize all or a portion of in the quarter ending September 30, 2012.

On September 27, 2012, Comcast Wireless Investment, LLC, an affiliate of Comcast, exchanged all of the shares of our Class B Common Stock, $0.0001 par value per share, which we refer to as the Class B Common Stock, together with the related Clearwire Communications Class B Common Units, which we refer to as the Class B Common Units, beneficially owned by it into 88,504,132 shares of Class A Common Stock, which represents approximately 6.0% of the total outstanding Class A Common Stock and Class B Common Stock, pursuant to the operating agreement governing Clearwire Communications, which we refer to as the Operating Agreement. We refer to this exchange as the Comcast Exchange.

We have not received any notice from Comcast exercising their right to effect an offering pursuant to the Registration Rights Agreement, dated November 28, 2008, among us, Sprint, Eagle River, Intel, Comcast, Google Inc., Time Warner Cable and BHN Spectrum Investments LLC.

THE OFFERING

Class A Common Stock offered by the selling stockholders	46,404,782 shares of our Class A Common Stock, par value $0.0001.

Class A Common Stock to be outstanding after this offering(1)	594,254,603 shares.

Manner of offering	Credit Suisse Securities (USA) LLC may offer shares of our Class A Common Stock purchased in this offering from time to time for sale in one or more transactions directly or through agents, or through brokers in brokerage transactions on NASDAQ, in the over-the-counter market, through negotiated transactions or in a combination of such methods of sales, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See “Underwriting.”

Use of proceeds	We will not receive any proceeds from the sale of our Class A Common Stock by the selling stockholders.

Dividends	We do not anticipate that we will pay any cash dividends on shares of our Class A Common Stock for the foreseeable future.

Risk factors	See “Risk Factors” beginning on page S-10 as well as the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012 for a discussion of some of the factors you should carefully consider before deciding to invest in shares of our Class A Common Stock.

NASDAQ symbol	“CLWR”

(1)	The number of shares of Class A Common Stock outstanding after this offering is based on the number of shares outstanding as of September 21, 2012. This number does not include:

•	4,441,353 shares of Class A Common Stock issuable upon exercise of outstanding stock options;

•

22,078,336 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units, and 6,524,830 shares of Class A Common Stock reserved for issuance of performance restricted stock units;

•	34,381,444 shares of Class A Common Stock available for grant under the Clearwire Corporation 2008 Stock Compensation Plan;

•	375,000 shares of Class A Common Stock reserved for issuance upon exercise of outstanding warrants;

•	88,877,095 shares of Class A Common Stock reserved for issuance upon conversion of exchangeable notes; or

•

870,711,244 shares of Class A Common Stock reserved for issuance upon the exchange of our Class B Common Stock together with the related Class B Common Units, of which 88,504,132 shares were issued as part of the Comcast Exchange.

RISK FACTORS

An investment in our Class A Common Stock involves a high degree of risk. Prior to making a decision about investing in our Class A Common Stock, you should carefully consider the risks and uncertainties described in this section and this prospectus supplement and the other information contained or incorporated by reference in this prospectus supplement, including our consolidated financial statements and accompanying notes. See “Incorporation by Reference of Certain Documents.” If any of the risks and uncertainties described in this prospectus supplement or the documents incorporated by reference herein actually occur, our business, financial condition, results of operations could be adversely affected in a material way. This could cause the trading price of our Class A Common Stock to decline, perhaps significantly, and you may lose part or all of your investment.

Risks relating to our business

The issuance of Class A Common Stock to Comcast in the Comcast Exchange likely triggered an ownership change of Clearwire for purposes of Section 382 of the Code that will limit the ability of Clearwire to use its net operating losses arising since its December 2011 ownership change to offset its income and gain in the future. Because the use of these net operating losses may be limited, and the use of net operating losses arising prior to Clearwire’s most recent ownership change already is limited under Section 382, there is an increased likelihood that Clearwire Communications will be required to make a tax distribution to Clearwire, together with corresponding proportionate distributions to the other members of Clearwire Communications.

Clearwire has substantial historical net operating losses, which we refer to as NOLs, for United States federal income tax purposes. In particular, we believe that Clearwire’s cumulative tax loss as of December 31, 2011, for United States federal income tax purposes, was approximately $2.9 billion. However, as discussed below, the use of Clearwire’s NOLs currently is subject to limitations imposed under Section 382 of the Code and likely became subject to further limitation as a result of the Comcast Exchange. These limitations on the ability of Clearwire to use its NOLs to offset income and gain of Clearwire Communications allocable to Clearwire increases the likelihood that Clearwire Communications will be required to make a mandatory tax distribution to Clearwire, together with corresponding proportionate distributions to the other members. If Clearwire Communications does not have sufficient liquidity to make those distributions, it may be forced to borrow funds, issue equity or sell assets on terms that are unfavorable to Clearwire Communications. Sales of assets in order to enable Clearwire Communications to make the necessary distributions could further increase the tax liability of Clearwire, resulting in the need to make additional tax distributions and possible additional tax loans to Sprint.

Clearwire’s issuance of its Class A Common Stock in the December 2011 equity offering caused a percentage increase in the ownership of its stock, for purposes of Section 382 of the Code, that was sufficient to trigger an ownership change, within the meaning of Section 382 of the Code, which we refer to as a Tax Ownership Change. Based on the trading price of the Class A Common Stock at the time and the price of the Class A Common Stock in the December 2011 equity offering, Clearwire believes that, due to the resulting annual Section 382 limitation, it permanently will be unable to use the bulk of its NOLs that arose before that Tax Ownership Change to offset its future taxable income.

The use by Clearwire of these historic NOLs may be further limited, and the use by Clearwire of its NOLs arising since the December 2011 Tax Ownership Change will be limited, if Clearwire has experienced a further Tax Ownership Change. Broadly, Clearwire will have a Tax Ownership Change if, over a testing period, the portion of the stock of Clearwire, by value, owned by one or more “five-percent stockholders” increases by more than 50 percentage points. For this purpose, stockholders that own less than five percent of the stock of Clearwire are aggregated into one or more separate “public groups,” each of which is treated as a five-percent stockholder.

At present, Clearwire believes that the percentage increase in the ownership of its stock by one or more five-percent stockholders over the applicable testing period, for purposes of Section 382, was as of immediately prior to the Comcast Exchange more than 40 percentage points. While the matter is not free from doubt, Clearwire believes that the issuance of Class A Common Stock to Comcast in the Comcast Exchange likely caused an additional percentage increase in the ownership of its stock, for purposes of Section 382, that was sufficient to trigger a further Tax Ownership Change. The computation of these percentage increases is subject to numerous factual and legal uncertainties, including certain unresolved issues as to the proper interpretation of Section 382, and there can be no assurance that the Internal Revenue Service or a court will agree with Clearwire’s calculation.

If Clearwire experienced a further Tax Ownership Change as a result of the Comcast Exchange, then the amount of the pre-change NOLs of Clearwire that may be used to offset income of Clearwire arising in each taxable year (or portion thereof) after the Tax Ownership Change generally will be limited to the product of the fair market value of the stock of Clearwire at the time of the Tax Ownership Change and a specified rate based on long-term tax-exempt bond yields. For September 2012, that rate is 3.02 percent. Further, if, at the time of a Tax Ownership Change, Clearwire has a so-called net unrealized built-in loss or NUBIL, meaning that the aggregate adjusted tax basis of its assets exceeds the aggregate fair market value of its assets by more than a specified de minimis amount, then, broadly, any portion of the built-in loss on a particular asset that is recognized by Clearwire during the five-year period beginning on the date of the Tax Ownership Change will be treated as a pre-change NOL and therefore will be subject to the annual Section 382 limitation. Similarly, depreciation or amortization on a particular asset held by Clearwire that arises during that five-year period and that is attributable to the built-in loss on the asset will be treated as a pre-change NOL and therefore will be subject to the annual Section 382 limitation. However, the aggregate amount of built-in loss that is treated as a pre-change loss under these rules cannot exceed the amount of Clearwire’s NUBIL at the date of the Tax Ownership Change.

Based on the recent trading price of the Class A Common Stock, the annual Section 382 limitation that will result from a Tax Ownership Change of Clearwire that likely occurred upon the consummation of the Comcast Exchange will substantially limit the future use by Clearwire of its pre-change NOLs. In particular, it is likely that under Section 382, Clearwire permanently will be unable to use the bulk of its NOLs that arose before the Tax Ownership Change, including NOLs that arose after the December 2011 Tax Ownership Change, to offset future taxable income.

In general, and subject to the NUBIL rules discussed above, a Tax Ownership Change will not affect NOLs that arise after such Tax Ownership Change. However, those NOLs potentially will be subject to limitation if Clearwire has one or more subsequent Tax Ownership Changes after such NOLs arise. An exchange by Sprint of Class B Common Units in Clearwire Communications and Class B Common Stock of Clearwire, for Class A Common Stock, or the exchange by a holder of the 8.25% exchangeable notes due 2040 issued by Clearwire Communications of such notes for Class A Common Stock, may cause or contribute to an additional Tax Ownership Change of Clearwire. Clearwire has no control over the timing of any such exchange.

Separately, under Section 384 of the Code, Clearwire may not be permitted to offset built-in gain in assets acquired by it in certain tax-free transactions, if the gain is recognized within five years of the acquisition of the built-in gain assets, with Clearwire’s NOLs arising before the acquisition of the built-in gain assets. Section 384 may apply to built-in gain to which Clearwire succeeds in the case of a holding company exchange by Sprint or an Investor.

Risks relating to our Class A Common Stock

The interests of the controlling stockholders of Clearwire may conflict with your interests as stockholders.

Sprint, the Investors and Eagle River own a majority of the voting power of Clearwire through ownership of Class A Common Stock or Class B Common Stock. Sprint, the Investors and Eagle River may have interests that diverge from those of other stockholders. Each of Sprint, the Investors and Eagle River are a party to the Equityholders’ Agreement, which requires, among other things, the approval of:

•

75% of the voting power of all outstanding stock of Clearwire for certain actions, including any merger, consolidation, share exchange or similar transaction and any issuance of capital stock that would constitute a change of control of Clearwire or any of its subsidiaries;

•

each of Sprint and the representative for the Investors, as a group, so long as each of Sprint and the Investors, as a group, respectively, owns securities representing at least 5% of the outstanding voting power of Clearwire, in order to:

•	amend Clearwire’s Amended and Restated Certificate of Incorporation, Clearwire’s Amended and Restated Bylaws, or the Operating Agreement;

•	change the size of the Clearwire board of directors;

•	liquidate Clearwire or Clearwire Communications or declare bankruptcy of Clearwire or its subsidiaries;

•

effect any material capital reorganization of Clearwire or any of its material subsidiaries, including Clearwire Communications, other than a financial transaction (including securities issuances) in the ordinary course of business;

•	take any action that could cause Clearwire Communications or any of its material subsidiaries to be taxed as a corporation for federal income tax purposes; and

•	subject to certain exceptions, issue any Class B Common Stock or any equity interests of Clearwire Communications;

•

Eagle River, for so long as Eagle River owns at least 50% of the shares of the Clearwire common stock received by it in the transactions leading to our formation in 2008, including the investments by Sprint and the other Investors, and the proposed action would disproportionately and adversely affect Eagle River, the public stockholders of Clearwire or Clearwire in its capacity as a member of Clearwire Communications, in order to amend Clearwire’s Amended and Restated Certificate of Incorporation, Clearwire’s Amended and Restated Bylaws or the Operating Agreement governing Clearwire Communications or to change the size of the Clearwire board of directors; and

•

each of Sprint and the Investors, as a group, so long as each of Sprint and the Investors, as a group, respectively, owns both (1) at least 50% of the number of shares of Clearwire common stock received by it in the Transactions and (2) securities representing at least 5% of the outstanding voting power of Clearwire, in order for Clearwire to enter into a transaction involving the sale of a certain percentage of the consolidated assets of Clearwire and its subsidiaries to, or the merger of Clearwire with, certain specified competitors of the Investors.

The Equityholders’ Agreement also contains provisions related to restrictions on transfer of Class A Common Stock and Class B Common Stock and the ability to buy each other’s shares of our stock. As a result, Sprint, the Investors and Eagle River may be able to prevent the taking of actions that align with your best interests as a stockholder. The interests of Sprint, the Investors and Eagle River may not be aligned with your interests as a stockholder.

Clearwire is a “controlled company” within the meaning of the NASDAQ Marketplace Rules and relies on exemptions from certain corporate governance requirements.

Sprint beneficially owned approximately 48.1% of the outstanding voting power of Clearwire as of September 21, 2012. In addition, the Investors collectively owned approximately 16.2% and Eagle River owned approximately 2.3% of the outstanding voting power of Clearwire. For further information, please see “Corporate Governance—Director Independence: Controlled Company” in our Definitive Proxy Statement on Schedule 14A filed on April 30, 2012. The Equityholders’ Agreement governs the voting of shares of Class A Common Stock and Class B Common Stock held by each of the parties thereto in certain circumstances, including with respect to the election of the individuals nominated to the Clearwire board of directors by Sprint, the Investors and Eagle River.

As a result of the combined voting power of Sprint, the Investors and Eagle River and the Equityholders’ Agreement, Clearwire relies on exemptions from certain NASDAQ corporate governance standards. Under the NASDAQ Marketplace Rules, a company of which more than 50% of the voting power is held by single person or a group of people is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•

the compensation of officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors; and

•

director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process.

If Clearwire Corporation chooses to no longer rely on these exemptions in the future it will be subject to all of the NASDAQ corporate governance requirements.

The corporate opportunity provisions in Clearwire’s Amended and Restated Certificate of Incorporation could enable certain of Clearwire’s stockholders to benefit from corporate opportunities that might otherwise be available to Clearwire.

Clearwire’s Amended and Restated Certificate of Incorporation contains provisions related to corporate opportunities that may be of interest to both Clearwire Corporation and certain of its stockholders, including the Investors and Eagle River, who are referred to in Clearwire’s Amended and Restated Certificate of Incorporation as the Founding Stockholders. These provisions provide that unless a director is an employee of Clearwire, such person does not have a duty to present to Clearwire a corporate opportunity of which he or she becomes aware, except where the corporate opportunity is expressly offered to such person primarily in his or her capacity as a director of Clearwire.

In addition, Clearwire’s Amended and Restated Certificate of Incorporation expressly provides that the Founding Stockholders may, and have no duty not to, engage in any businesses that are similar to or competitive with that of Clearwire, do business with Clearwire competitors, subscribers and suppliers, and employ Clearwire’s employees or officers. The Founding Stockholders or their affiliates may deploy competing wireless broadband networks or purchase broadband services from other providers. Further, we may also compete with the Founding Stockholders or their affiliates in the area of employee recruiting and retention. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by the Founding Stockholders to themselves or their other affiliates or we lose key personnel to them.

The market price of our Class A Common Stock has been and may continue to be volatile.

The trading price of our Class A Common Stock could be subject to significant fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	quarterly variations in our results of operations or those of our competitors, either alone or in comparison to analyst expectations;

•	announcements by us or our competitors of acquisitions, new products or services;

•	significant contracts, commercial relationships or capital commitments;

•	announcements by us regarding the entering into, or termination of, material transactions;

•	disruption to our operations or those of other companies critical to our network operations;

•	the emergence of new competitors or new technologies;

•	market perceptions relating to the deployment of 4G mobile networks by other operators;

•	our ability to develop and market new and enhanced products on a timely basis;

•	seasonal or other variations in our subscriber base;

•	commencement of, or our involvement in, litigation;

•	availability of additional spectrum;

•	dilutive issuances of our stock or the equity of our subsidiaries, including on the exercise of outstanding warrants and options, or the incurrence of additional debt;

•	changes in our board or management;

•	adoption of new accounting standards;

•	Sprint’s performance even though we are a separate, stand-alone company;

•	changes in governmental regulations or the status of our regulatory approvals;

•	changes in earnings estimates or recommendations by securities analysts;

•	announcements regarding mobile WiMAX and other technical standards;

•	the availability or perceived availability of additional capital and market perceptions relating to our access to such capital; and

•	general economic conditions and slow or negative growth of related markets.

In addition, the stock market in general, and the market for shares of technology companies in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. We believe the price of our Class A Common Stock may be subject to continued volatility. In addition, in the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation or stockholder derivative suits have often been instituted against those companies. Such litigation, if instituted against us, could result in substantial costs and divert our management’s attention and resources.

Anti-takeover provisions in our charter documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. These provisions:

•	establish a classified board of directors so that not all members of our board of directors are elected at one time;

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	provide that the board of directors is expressly authorized to make, alter, or repeal our Amended and Restated Bylaws; and

•	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Class A Common Stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If no securities or industry analysts cover our company, the trading price for our Class A Common Stock would be negatively impacted. If one or more of the analysts who covers us downgrades our Class A Common Stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our Class A Common Stock could decrease, which could cause our stock price and trading volume to decline.

We do not expect to pay any cash dividends for the foreseeable future.

The continued operation and expansion of our business will require substantial funding. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our Class A Common Stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon results of operations, financial condition, contractual restrictions, including our notes and other indebtedness we may incur, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our Class A Common Stock which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our Class A Common Stock.

Investors in this offering do not have preemptive rights to any shares issued by us in the future.

Investors purchasing shares in this offering may experience dilution of their equity investment if we:

•	sell additional common shares in the future, whether publicly or privately;

•	sell securities that are convertible into common shares;

•	issue restricted shares to our officers, directors or employees; or

•	issue common stock upon the exercise of options.

After giving effect to the issuance of the Class A Common Stock in this offering, we expect that this offering will have a dilutive effect on our future earnings per share of Class A Common Stock. The actual amount of dilution from this offering, or from any future offering of common or preferred stock, will be based on numerous factors and cannot be determined at this time. Additionally, the market price of our Class A Common Stock could decline as a result of sales of a large number of shares of our Class A Common Stock in the market pursuant to this offering, or otherwise, or as a result of the perception or expectation that such sales could occur.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Class A Common Stock by the selling stockholders.

PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Prices of Class A Common Stock

Our Class A Common Stock is traded on NASDAQ under the symbol “CLWR.” The last reported sales price of our Class A Common Stock on NASDAQ on September 26, 2012 was $1.55. The following table sets forth the quarterly high and low sales prices of Class A Common Stock as reported on NASDAQ for the trading periods indicated below.

	High	Low
2010
First Quarter	$8.55	$5.89
Second Quarter	$8.60	$6.87
Third Quarter	$8.82	$5.99
Fourth Quarter	$8.31	$4.63
2011
First Quarter	$6.00	$4.71
Second Quarter	$6.11	$3.35
Third Quarter	$4.07	$1.32
Fourth Quarter	$2.64	$1.24
2012
First Quarter	$2.48	$1.70
Second Quarter	$2.32	$1.00
Third Quarter (through September 26, 2012)	$1.95	$0.83

As of September 21, 2012 there were 116 holders of record of Class A Common Stock. As many shares of Class A Common Stock are held by brokers and other institutions on behalf of shareholders, we are unable to estimate the total number of beneficial holders of Class A Common Stock represented by these record holders.

Dividend Policy

We have not declared or paid any cash dividends on our Class A Common Stock since the closing of the Transactions. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future. In addition, covenants in the indentures governing the notes issued in connection with our debt offerings impose significant restrictions on our ability to pay dividends to our stockholders.

SELLING STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our Class A Common Stock at September 21, 2012 for the selling stockholders offering shares hereby. For a description of our total shares outstanding, see “Summary—The Offering.” We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the selling stockholders have sole voting and investment power with respect to all shares of Class A Common Stock that they beneficially own. By virtue of the fact that each of the selling stockholders is a wholly-owned subsidiary of Time Warner Cable Inc. (“TWC”) and Time Warner Cable LLC (“TWC LLC”), TWC and TWC LLC may be deemed to have shared voting and dispositive power with respect to the shares of Class A Common Stock owned by each of the selling stockholders.

Name	Shares of Class A Common Stock Beneficially Owned Prior to the Offering(1)	% of Class A Common Stock Beneficially Owned Prior to the Offering(1)	Shares of Class A Common Stock Offered Hereby	Shares of Class A Common Stock Beneficially Owned After Sale of All Shares Offered Hereby	% of Outstanding Class A Common Stock Beneficially Owned After Sale of All Shares Offered Hereby

TWC Wireless Holdings I LLC(2)	15,468,261	2.6%	15,468,261	0	0%

TWC Wireless Holdings II LLC(2)	15,468,261	2.6%	15,468,261	0	0%

TWC Wireless Holdings III LLC(2)	15,468,260	2.6%	15,468,260	0	0%

(1)	Shares of Class A Common Stock beneficially owned and the respective percentages of beneficial ownership of Class A Common Stock reflects the exchange of all shares of Class B Common Stock together with all Class B Common Units beneficially owned by such person or entity into an equal number of shares of Class A Common Stock on September 13, 2012.
(2)	This selling stockholder is a wholly-owned subsidiary of TWC and TWC LLC. The address of such stockholder, TWC and TWC LLC is 60 Columbus Circle, New York, New York 10023.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-UNITED STATES HOLDERS

The following is a summary of certain United States federal income tax considerations relating to the ownership and disposition of shares of Class A Common Stock, which we refer to as Clearwire shares, by non-United States Holders (as defined below), but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect on the date of this document. Changes in such authority or new interpretations thereof may have retroactive effect and could significantly affect the United States federal income tax considerations discussed below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary deals only with beneficial owners of Clearwire shares that purchase the shares in this offering for cash and that will hold the Clearwire shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, individual retirement and other tax-deferred accounts, tax-exempt organizations, partnerships or other pass-through entities for United States federal income tax purposes or investors in such entities, insurance companies, broker dealers, dealers or traders in securities or currencies, persons subject to Section 7874 of the Code and certain former citizens or residents of the United States subject to Section 877 of the Code. This summary also does not discuss Clearwire shares held as part of a hedge, straddle or synthetic security or conversion transaction. Moreover, the effect of any applicable United States federal estate or gift (or other non-income), state or local or non-United States tax laws is not discussed.

In the case of a beneficial owner of Clearwire shares that is classified as a partnership for United States federal income tax purposes, the tax treatment of the Clearwire shares to a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding Clearwire shares, then you should consult your tax advisors.

The following is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of Clearwire shares should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the United States federal estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty.

Non-United States Holders

For purposes of this summary, references to “non-United States Holder” mean a beneficial owner of a Clearwire share that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The following discussion applies only to non-United States Holders, and assumes that no item of income, gain, deduction or loss derived by a non-United States Holder in respect of a Clearwire share at any time is effectively connected with the conduct by the non-United States Holder of a United States trade or business. Special rules, not discussed herein, may apply to certain non-United States Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies; and

•	corporations that accumulate earnings to avoid United States federal income tax.

Distributions on a Clearwire share

A distribution paid on a Clearwire share held by a non-United States Holder will be treated as a dividend for United States federal income tax purposes to the extent paid from Clearwire’s current or accumulated earnings and profits (as determined under United States federal income tax principles). Dividends paid to a non-United States Holder generally will be subject to withholding of United States federal income tax at a 30% rate unless an applicable income tax treaty reduces or eliminates such tax, and the non-United States Holder claiming the benefit of such treaty timely provides to Clearwire or the paying agent proper IRS documentation (usually on IRS Form W-8BEN). If a non-United States Holder is eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty, such non-United States Holder may obtain a refund of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

To the extent that the amount of any distribution paid on a Clearwire share exceeds Clearwire’s current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital, which will be applied against and reduce (but not below zero) such non-United States Holder’s adjusted tax basis in such share, and thereafter as capital gain from a sale or exchange of such share that is taxed to the holder as described below under the heading “Sale, exchange or other taxable disposition of a Clearwire share.”

Sale, exchange or other taxable disposition of a Clearwire share

Subject to the discussions below of the FATCA legislation and of backup withholding tax, a non-United States Holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on a sale, exchange or other taxable disposition of a Clearwire share unless (i) the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met or (ii) in certain circumstances, Clearwire is or has been a “United States real property holding corporation,” which we refer to as USRPHC, for United States federal income tax purposes. Clearwire believes that it is not and has not been, and does not anticipate that it will become, a USRPHC. If the first exception applies, then such non-United States Holder generally will be subject to United States federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on such holder’s net United States-source gain. If the second exception applies, then the non-United States Holder generally will be subject to United States federal income tax with respect to such gain on a net-income basis at applicable United States federal income tax rates, unless otherwise provided in an applicable income tax treaty, and may be subject to a branch profits tax on such gain (if such holder is a corporation) equal to 30% (or lesser rate under an applicable income tax treaty).

Legislation affecting taxation of a Clearwire share held by or through foreign entities

Legislation enacted in 2010, which we refer to as the FATCA legislation, generally imposes a withholding tax of 30% on dividend income paid on, and the gross proceeds of a disposition of, shares of stock paid after December 31, 2012 to (i) a foreign financial institution, unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), and (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. Under proposed regulations, this new withholding tax will not apply (i) to dividend income on stock that is paid on or before December 31, 2013 or (ii) to gross proceeds from the disposition of stock paid on or before December 31, 2014. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in Clearwire shares.

Information reporting and backup withholding tax

The amount of dividends paid to a non-United States Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-United States Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the non-United States Holder is resident. Provided that a non-United States Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establishes an exemption, the non-United States Holder generally will not be subject to backup withholding tax with respect to dividend payments on, and the proceeds from the disposition of, a Clearwire share, unless we or our paying agent know or have reason to know that the holder is a United States person. Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition (including a redemption) of a Clearwire share are as follows:

•

If the proceeds are paid to or through the United States office of a broker, a non-United States Holder generally will be subject to backup withholding tax and information reporting unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

•

If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have certain specified United States connections, a non-United States Holder generally will not be subject to backup withholding tax or information reporting.

•

If the proceeds are paid to or through a non-United States office of a broker that is a United States person or has certain specified United States connections, a non-United States Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules will be allowed as a credit against the non-United States Holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

DESCRIPTION OF CAPITAL STOCK

The following information updates the information set forth in the accompanying prospectus under the section entitled “Description of Capital Stock—Authorized Capital Stock.” Except as set forth below, the information in the above-referenced section remains unchanged.

Under Clearwire’s Amended and Restated Certificate of Incorporation, Clearwire has the authority to issue 3.4 billion shares of stock, consisting of 2.0 billion shares of Class A Common Stock, 1.4 billion shares of Class B Common Stock and 15 million shares of preferred stock, par value $0.0001 per share. As of September 21, 2012, there were 594,254,603 shares of Class A Common Stock, 870,711,244 shares of Class B Common Stock and no shares of preferred stock outstanding.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated September 27, 2012, the selling stockholders have agreed to sell to Credit Suisse Securities (USA) LLC and Credit Suisse Securities (USA) LLC has agreed to buy all of the shares of Class A Common Stock sold by the selling stockholders.

The underwriter will offer the shares of Class A Common Stock for sale from time to time in one or more transactions (which may include block transactions), in negotiated transactions or otherwise, or a combination of those methods of sale, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The underwriter may do so by selling the shares of Class A Common Stock to or through broker/dealers, who may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter and/or the purchasers of the shares of Class A Common Stock for whom they may act as agents. In connection with the sale of the shares of Class A Common Stock, the underwriter may be deemed to have received compensation from the selling stockholders in the form of underwriting discounts, and the underwriter may also receive commissions from the purchasers of the shares of Class A Common Stock for whom it may act as agent. The underwriter and any broker/dealers that participate with the underwriter in the distribution of the shares of Class A Common Stock may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the shares of Class A Common Stock by them may be deemed to be underwriting discounts or commissions.

All sales of the Class A Common Stock in the United States will be made by U.S. registered broker/dealers.

We estimate that our out of pocket expenses for this offering will be approximately $200,000.

We have agreed that we will not effect (or register for sale) any public sale or distribution of any shares of Class A Common Stock for the Company’s own account during the period beginning on, and ending 45 days after, the date of this prospectus supplement, except (1) pursuant to registrations on Forms S-4 or S-8 or (2) as part of any offering or sale to employees or directors of the Company pursuant to any stock plan or other benefit plan arrangement.

In addition, pursuant to our policies regarding confidential information and insider trading, the “window” for sales of our Class A Common Stock by directors and certain officers is currently closed and we have agreed in the underwriting agreement that we will not open the “window” or otherwise waive any applicable restrictions on such sales of our Class A Common Stock with respect to such officers and directors, in each case until after the second full trading day following our release of third quarter 2012 earnings.

We and the selling stockholders have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

The shares of Class A Common Stock have been approved for listing on NASDAQ subject to official notice of issuance, under the symbol “CLWR.”

In connection with the offering, the underwriter may purchase and sell shares of Class A Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A Common Stock made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of our stock or may stabilize, maintain or otherwise affect the market price of the Class A Common Stock. As a result, the price of the Class A Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ or otherwise and, if commenced, may be discontinued at any time.

VALIDITY OF CLASS A COMMON STOCK

The validity of the shares of Class A Common Stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement and accompanying prospectus by reference from Clearwire Corporation’s Annual Report on Form 10-K, and the effectiveness of Clearwire Corporation and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

836,240,261 Shares

Clearwire Corporation

Class A Common Stock

This prospectus relates to the offer and sale from time to time of up to 836,240,261 shares of Clearwire Corporation Class A Common Stock, $0.0001 par value per share, which we refer to as Class A Common Stock, by the selling stockholders identified in this prospectus or in supplements to this prospectus. See “Selling Stockholders.” Of these shares, 102,001,389 shares are outstanding shares of Class A Common Stock held by the selling stockholders and 734,238,872 shares are shares of Class A Common Stock issuable upon the conversion of (i) shares of our Class B Common Stock, par value $0.0001 per share, which we refer to as Class B Common Stock, together with (ii) Class B non-voting common interests in our subsidiary, Clearwire Communications, LLC, which we refer to as Clearwire Communications Class B Common Interests. See “Description of Capital Stock.” We are required to file this registration statement, of which this prospectus is a part, under the terms of a registration rights agreement dated November 28, 2008, which we refer to as the Registration Rights Agreement, with the selling stockholders. The registration of the shares of Class A Common Stock to which this prospectus relates does not require the selling stockholders to sell any of their shares of our Class A Common Stock nor does it require us to issue any shares of Class A Common Stock.

We will not receive any proceeds from the sale of the shares by the selling stockholders. We have agreed to pay certain registration expenses, other than transfer taxes and brokerage and underwriting discounts and commissions. The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution.”

Before you invest, you should read this prospectus, any prospectus supplement, as well as the risks described in the documents incorporated by reference.

You should consider carefully the risk factors beginning on page 7 of this prospectus before you invest in any of our Class A Common Stock.

Our Class A Common Stock is listed on the NASDAQ Global Select Market, which we refer to as NASDAQ, under the symbol “CLWR.” On December 18, 2009, the closing sales price of our Class A Common Stock as reported on NASDAQ was $6.95 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2009

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may from time to time sell the shares of Class A Common Stock described in this prospectus in one or more offerings. When the selling stockholders sell Class A Common Stock under this prospectus, such selling stockholders may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

As permitted under the rules of the SEC this prospectus incorporates important business information about Clearwire Corporation that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find Additional Information” in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of any date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state where the offer is not permitted.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “continue,” “initiative” or “anticipates” or similar expressions that concern our prospects, objectives, strategies, plans or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the impact of existing or proposed laws or regulations described in this prospectus are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from the forward- looking statements we make in this prospectus include, among others:

•	the availability of additional financing on acceptable terms or at all;

•	our ability to successfully integrate the operations, technologies, products and services of Old Clearwire and the Sprint WiMAX Business;

•	the costs and business risks associated with deploying our network and offering products and services utilizing 4G mobile WiMAX technology;

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the ability of third-party suppliers, software developers and other vendors to perform requirements and satisfy obligations necessary to create products and software designed to support desired features and functionality under agreements with us;

•	the impact of adverse network performance;

•	actions by regulatory agencies;

•	competition in the industry and markets in which we operate;

•	our ability to comply with operating and financial restrictions and covenants in our debt agreements;

•	our ability to attract and retain skilled personnel;

•	potential future downgrades in our debt ratings that may adversely affect our cost of borrowing and related margins, liquidity, competitive position and access to capital markets;

•	changes or advances in technology in general;

•	the risks referenced in the sections of our Form 10-K, and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2009 and September 30, 2009 titled “Risk Factors;” and

•	other risks referenced in the section of this prospectus titled “Risk Factors.”

Some of the important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

We do not undertake any obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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EXPLANATORY NOTE

On November 28, 2008, Clearwire Corporation (f/k/a New Clearwire Corporation), which we refer to as Clearwire or the Company, completed the transactions contemplated by the Transaction Agreement and Plan of Merger, which we refer to as the Transaction Agreement, dated as of May 7, 2008 (as amended by Amendment No. 1 to the Transaction Agreement, dated as of November 21, 2008), by and among the former Clearwire Corporation (which, upon consummation of the transactions contemplated by the Transaction Agreement, which we refer to as the Transactions, became Clearwire Legacy LLC), which we refer to as Old Clearwire, Sprint Nextel Corporation, Comcast Corporation, Time Warner Cable Inc., Bright House Networks, LLC, Google Inc. and Intel Corporation. For accounting purposes, the Transactions are treated as a reverse acquisition, with the assets and operations of the IEEE mobile Worldwide Interoperability of Microwave Access 802.16e-2005, which we refer to as 4G mobile WiMAX, business contributed from Sprint, which we refer to as the Sprint WiMAX Business, deemed to be the accounting acquirer. As a result, the financial results of Old Clearwire prior to November 29, 2008, are not included as part of the Company’s reported financial statements (although they are incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, which we refer to as our Form 10-K). The historical financial results of the Company prior to November 29, 2008 are those of the Sprint WiMAX Business (see Note 1 of the Notes to our consolidated financial statements incorporated by reference to our Form 10-K). In this prospectus, we refer to Sprint Nextel Corporation and its affiliates as Sprint; we refer to Comcast Corporation and its affiliates as Comcast; we refer to Intel Corporation and its affiliates as Intel; we refer to Time Warner Cable Inc. and its affiliates as Time Warner Cable; we refer to Bright House Networks, LLC and its affiliates as Bright House Networks; and we refer to Eagle River Holdings, LLC as Eagle River. We refer to Comcast, Time Warner Cable, Bright House Networks and Google collectively as the Strategic Investors, and to the Strategic Investors together with Intel as the Investors. We refer to Sprint, Comcast, Time Warner Cable, Intel, Bright House Networks and Eagle River collectively as the Participating Equityholders. We refer to Sprint, Comcast, Time Warner Cable and Bright House Networks collectively as the Wholesale Partners. Except as otherwise noted, all references to “we,” “us,” or “our,” refer to Clearwire and its consolidated subsidiaries.

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SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the section titled “Risk Factors” and our historical consolidated financial statements and related notes incorporated by reference to our Form 10-K.

Company Overview

We are the largest provider of next generation wireless broadband networks and services in the United States and one of the largest providers in the world. We build and operate wireless broadband networks that provide entire communities with high-speed residential and mobile Internet access services and residential voice services. Our wireless broadband networks not only create a new communications channel into the home or office, but also provide a broadband connection anytime and anywhere within our coverage area. We are the first mobile broadband service provider to launch service in the United States based on 4G mobile WiMAX. The 4G mobile WiMAX standard builds off of the 802.11 standards, commonly referred to as Wi-Fi, and facilitates fourth generation wireless services, which are commonly referred to in the wireless industry as 4G services. Our 4G mobile WiMAX networks offer our customers substantially higher mobile data bandwidth than is currently available from the 3G networks (including evolution data optimized and high speed packet access) operated by the incumbent wireless carriers in the United States We also hold the largest spectrum position of any wireless service provider in the United States with an average spectrum depth of over 120 MHz across our national spectrum footprint. Our spectrum is in the 2.5 GHz band, which is uniquely suited for use in our 4G mobile WiMAX network. We believe the combination of our extensive spectrum position with our 4G mobile WiMAX network technology provides us with a competitive advantage in the delivery of wireless broadband services.

As of September 30, 2009, we operated in 50 markets in the United States and 4 markets in Europe, covering an estimated 25.4 million people, and had approximately 555,000 subscribers. We operated 4G mobile WiMAX networks in 14 of our markets in the United States as of September 30, 2009, covering an estimated population of 10.1 million people, also as of September 30, 2009. These markets include Portland, Oregon, Atlanta, Las Vegas and Baltimore.

We launched two additional markets on our 4G mobile WiMAX networks on October 1, 2009. In early November, we launched new 4G mobile WiMAX markets in Chicago, Philadelphia, Dallas, San Antonio and Austin, Texas and converted our Charlotte, Raleigh and Greensboro, North Carolina markets to our 4G mobile WiMAX networks. In late November, we launched new 4G mobile WiMAX markets in Honolulu and Seattle.

In each of our 4G mobile WiMAX markets, we offer our services both on a retail basis and through our Wholesale Partners. As of September 30, 2009, our other 40 markets continued to operate with a pre-WiMAX network. Our pre-WiMAX technology is based on a proprietary set of technical standards and offers higher broadband speeds than traditional wireless carriers, but lacks the mobile functionality of 4G mobile WiMAX. We recently converted 10 of our pre-WiMAX markets in the United States to 4G mobile WiMAX under the CLEAR™ brand, and we intend to upgrade our remaining pre-WiMAX markets in the United States to 4G mobile WiMAX technology over the next two years. In addition, we have plans to launch 4G mobile WiMAX services in large metropolitan areas in the United States, including Boston, Houston, New York, San Francisco and Washington, D.C. by the end of 2010. We expect that the combination of our new market deployments and existing market conversions will allow us to cover as many as 120 million people in over 80 markets with our 4G mobile WiMAX networks by the end of 2010. The timing and extent of our new market roll outs will largely be determined by our performance in our launched markets and our access to additional funding, including the closing of the Private Placement (as defined and discussed below under “—Recent Developments”). Additionally, at least one of our Wholesale Partners is offering or will offer a branded version of our 4G services in each of our 4G mobile WiMAX markets.

We believe customers are attracted to our wireless broadband services because our services are:

•	Mobile: Unlike wireline network customers, our customers have the ability to access our networks from anywhere within our coverage area.

•	Simple: Our services are easy to acquire and use, with little or no professional installation typically required.

•	Fast: We offer connectivity speeds that typically exceed cellular networks and we believe offer a competitive alternative to wireline broadband offerings.

•	Reliable: We use licensed radio frequencies, or spectrum, which enables us to minimize interference common on certain wireless networks that use unlicensed or shared radio frequencies.

•	Affordable: We offer a value proposition that is competitive while recognizing the unique benefits of our service offerings.

We believe that our historical subscriber growth rates reflect the mass market appeal and robust customer demand for our differentiated services.

Recent Developments

The Investment Agreement

General

On November 9, 2009, the Company and Clearwire Communications LLC, which we refer to as Clearwire Communications, entered into an investment agreement, which we refer to as the Investment Agreement, with each of the Participating Equityholders. The Investment Agreement sets forth the terms of the transactions pursuant to which the Participating Equityholders will invest in the Company and Clearwire Communications an aggregate of approximately $1.564 billion in cash, which investment we refer to as the Private Placement, and the investment by certain of the Participating Equityholders in the 12% Senior Secured Notes due 2015 of Clearwire Communications and Clearwire Finance, Inc., which we refer to as the Notes, in replacement of equal amounts of indebtedness under our senior term loan facility, which investment we refer to as the Rollover Transactions, as further discussed below. We collectively refer to the Private Placement and the Rollover Transactions as the Equityholder Investments. We received approximately $1.057 billion of the proceeds from the first closing of the Private Placement on November 13, 2009. We refer to this closing as the First Investment Closing. We received approximately $440 million of the proceeds from the second closing of the Private Placement on December 21, 2009. We refer to this closing as the Second Investment Closing.

We intend to use the aggregate of approximately $1.564 billion of proceeds from the Private Placement and any proceeds of the rights offering (which is described below) for general corporate purposes, including the deployment of our 4G mobile WiMAX network, and to pay fees and expenses associated with the rights offering and the Equityholder Investments. The closing of the Private Placement is subject to certain customary closing conditions.

The Private Placement

In the Private Placement, the Participating Equityholders will invest in Clearwire Communications a total of approximately $1.564 billion in exchange for voting equity interests in Clearwire Communications, which we refer to as Clearwire Communications Voting Interests, and Clearwire Communications Class B Common Interests, in the following amounts:

•	Sprint will contribute approximately $1.176 billion, in the aggregate, to Clearwire Communications in exchange for 160,436,562 Clearwire Communications Class B Common Interests and the same number of

Clearwire Communications Voting Interests, approximately $794.9 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $331.1 million of which was contributed at the Second Investment Closing on December 21, 2009;

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Comcast will contribute approximately $196 million, in the aggregate, to Clearwire Communications in exchange for 26,739,427 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $132.5 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $55.2 million of which was contributed at the Second Investment Closing on December 21, 2009;

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Time Warner Cable will contribute approximately $103 million, in the aggregate, to Clearwire Communications in exchange for 14,051,841 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $69.6 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $29.0 million of which was contributed at the Second Investment Closing on December 21, 2009;

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Bright House Networks will contribute approximately $19 million, in the aggregate, to Clearwire Communications in exchange for 2,592,087 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $12.8 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $5.3 million of which was contributed at the Second Investment Closing on December 21, 2009;

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Intel will contribute approximately $50 million, in the aggregate, to Clearwire Communications in exchange for 6,821,282 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $33.8 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $14.1 million of which was contributed at the Second Investment Closing on December 21, 2009; and

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Eagle River will contribute approximately $20 million, in the aggregate, to Clearwire Communications in exchange for 2,728,512 Common Interests and the same number of Clearwire Communications Voting Interests, approximately $13.5 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $5.6 million of which was contributed at the Second Investment Closing on December 21, 2009.

Immediately following the receipt by the Participating Equityholders of Clearwire Communications Voting Interests and Clearwire Communications Class B Common Interests, each of the Participating Equityholders will contribute to the Company its Clearwire Communications Voting Interests in exchange for an equal number of shares of Class B Common Stock.

Immediately after the consummation of the Private Placement, Sprint will own approximately 56.6% of the Company’s outstanding voting power, Comcast will own approximately 9.4% of the Company’s outstanding voting power, Time Warner Cable will own approximately 4.9% of the Company’s outstanding voting power, Bright House Networks will own approximately 0.9% of the Company’s outstanding voting power, Intel will own approximately 10.9% of the Company’s outstanding voting power and Eagle River will own approximately 4.1% of the Company’s outstanding voting power, including the equity to be issued to Sprint in payment of half of Sprint’s Over-Allotment Fee in connection with the Third Investment Closing (as described below).

Although the Participating Equityholders and Google, which hold a majority of the voting power of the Company, have approved these transactions by a written consent, under the United States securities laws and applicable NASDAQ rules, the actions authorized by the written consent were not permitted to be taken until 20 calendar days had elapsed since the mailing of an information statement describing the Equityholder Investments, the rights offering and other related matters to the Company’s stockholders. Due to this delay, the Participating Equityholders purchased an aggregate of approximately $1.057 billion of the Clearwire

Communications Class B Common Interests and Clearwire Communications Voting Interests, pro rata based on their respective investment amounts set forth above, in the First Investment Closing. This was the maximum amount permitted by the NASDAQ rules prior to the effectiveness of the written consent of Google and the Participating Equityholders. The Participating Equityholders purchased an aggregate of approximately $440 million of Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests in the Second Investment Closing on December 21, 2009, one business day following the date on which such purchase was permitted by NASDAQ rules and applicable law. The remaining approximately $66 million of the Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests will be purchased after the Company and Clearwire Communications provide certain financial information to Sprint for use in its financial reporting with respect to the fiscal year ending December 31, 2009, assuming satisfaction of other applicable closing conditions. We expect that purchase to occur during the first quarter of 2010. We refer to the consummation of this purchase as the Third Investment Closing.

Under the Investment Agreement, in exchange for the purchase by Sprint, Comcast, Time Warner Cable and Bright House Networks of Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests in amounts exceeding certain amounts stipulated in the Investment Agreement, Clearwire Communications agreed to pay a fee, which we refer to as an Over-Allotment Fee, in installments at each of the Second Investment Closing and Third Investment Closing, equal to the following amounts in the aggregate:

Investor	Over Allotment Fee
Sprint	$18,878,934
Comcast	$3,135,911
Time Warner Cable	$1,659,287
Bright House Networks	$315,325

At the Second Investment Closing, Clearwire Communications delivered the applicable Over-Allotment Fee to Sprint, half in cash and half in Clearwire Communications Class B Common Interests valued at $7.33 per interest and an equal number of Clearwire Communications Voting Interests, and to Comcast, Time Warner Cable and Bright House Networks in cash. At the Third Investment Closing, Clearwire Communications will deliver the applicable Over-Allotment Fee to the applicable Participating Equityholder, at such Participating Equityholder’s option, in Clearwire Communications Class B Common Interests valued at $7.33 per interest and an equal number of Clearwire Communications Voting Interests, or in cash. Sprint has agreed that it will also accept at least half of this Over-Allotment Fee in Clearwire Communications Class B Common Interests and an equal number of Clearwire Communications Voting Interests. Immediately following the receipt by the Participating Equityholders of Clearwire Communications Voting Interests and Clearwire Communications Class B Common Interests in payment of an Over-Allotment Fee, each of the Participating Equityholders will contribute to the Company its Clearwire Communications Voting Interests in exchange for an equal number of shares of Class B Common Stock.

The Rollover Transactions

On November 24, 2009 Clearwire Communications completed an offering of approximately $1.85 billion of its Notes and priced a supplemental offering of an additional $920 million of its Notes, which offering was consummated on December 9, 2009. Pursuant to the terms of the Investment Agreement, each of Sprint and Comcast, each of which we refer to as a Rollover Investor, purchased in the offering Notes with an aggregate issue price equal to the aggregate principal amount, together with accrued and unpaid interest and fees and any other amounts, owing to such Rollover Investor under our senior term loan facility, which we refer to as the Rollover Amount.

On November 24, 2009, the Rollover Transactions were consummated, with Clearwire Communications issuing to Sprint and Comcast an aggregate principal amount of Notes equal to approximately $184.1 million and $68.4 million, respectively, in full satisfaction of our obligations under our senior term loan facility. Pursuant to the terms of the Investment Agreement, upon the consummation of the Rollover Transactions, we paid a fee in cash to each of Sprint and Comcast in the amount of approximately $5.4 million and approximately $2.0 million, respectively.

The Rights Offering

Under the Investment Agreement, the Company has agreed to conduct a rights offering pursuant to which rights to purchase shares of Class A Common Stock will be granted to all holders of the Class A Common Stock, which we refer to as the rights offering. As soon as reasonably practicable after the effectiveness under the Securities Act of 1933, as amended, which we refer to as the Securities Act, of the registration statement relating to the rights offering, the Company will distribute at no charge, to all holders of the Class A Common Stock as of the applicable record date, one right to subscribe for shares of Class A Common Stock for each share of Class A Common Stock held by such holder as of the record date. Each right will be exercisable for approximately 0.4336 shares of Class A Common Stock at a subscription price of $7.33 per share. The rights will be exercisable and freely transferable by holders for six months following the distribution of the rights following the effective date of the registration statements relating to the rights offering. The Company expects that the rights will be detachable and tradable on NASDAQ. The Participating Equityholders and Google on their own behalf have agreed not to exercise or transfer any rights they receive pursuant to the rights offering, subject to limited exceptions.

THE OFFERING

Background	In connection with the Transactions, we entered into the Registration Rights Agreement with the selling stockholders. Pursuant to the Registration Rights Agreement, we agreed, among other things, to file a shelf registration statement covering the resale on a delayed or continuous basis of the Class A Common Stock held by the selling stockholders, including Class A Common Stock issuable upon conversion or exchange of other securities of the Company.

Class A Common Stock Offered by the Selling Stockholders	836,240,261 shares of Class A Common Stock, of which 102,001,389 shares are outstanding shares of Class A Common Stock held by the selling stockholders and 734,238,872 shares are shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock together with Clearwire Communications Class B Common Interests.

Use of Proceeds	All of the shares of Class A Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

NASDAQ Global Select Market Symbol	“CLWR.”

Risk Factors

Before you invest in our Class A Common Stock, you should be aware that there are various risks associated with your investment, including the risks described in the section entitled “Risk Factors” beginning on page 6, the risk factors set forth in our Form 10-K, the risk factors set forth in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009, the other documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus. You should carefully read and consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our Class A Common Stock.

General Information About This Prospectus

We own or have rights to trademarks, service marks, copyrights and trade names that we use in conjunction with the operation of our business including, without limitation, Clear™, Clearwire®, and XOHM™ . This prospectus also includes trademarks, service marks and trade names of other companies, including, without limitation, Sprint®. Each trademark, service mark or trade name of any other company appearing in this prospectus belongs to its holder. Use or display by us of other parties’ trademarks, service marks or trade names is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of the trademark, service mark or trade name owner. See the risk factors in our Form 10-K for further information.

Our Corporate Information

We are a Delaware corporation. Our principal executive offices are located at 4400 Carillon Point, Kirkland, Washington 98033, and our telephone number is (425) 216-7600. Our website address is http://www.clearwire.com. information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

RISK FACTORS

Investing in shares of our Class A Common Stock involves a high degree of risk. Before investing in our Class A Common Stock you should consider carefully the following risks, together with the financial and other information contained in this prospectus and the other documents incorporated herein by reference. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our Class A Common Stock would likely decline and you may lose all or a part of your investment.

Risks Related to Our Business

If we fail to maintain adequate internal controls, or if we experience difficulties in implementing new or revised controls, our business and operating results could be harmed.

Effective internal controls are necessary for us to provide accurate and complete financial reports and to effectively prevent fraud. If we cannot provide reasonable assurance with respect to our financial reports and effectively prevent fraud, our operating results could be harmed. The Sarbanes-Oxley Act of 2002 requires us to furnish a report by management on internal control over financial reporting, including managements’ assessment of the effectiveness of such control. If we fail to maintain adequate internal controls, or if we experience difficulties in implementing new or revised controls, our business and operating results could be harmed or we could fail to meet our reporting obligations.

For example, during the quarter ended September 30, 2009, we changed procedures related to the assembly, shipment, and storage of equipment used in constructing our WiMAX network. These changes were generally made with the objective of better managing the increased volume of equipment shipments to a large number of markets as required to meet our network deployment targets. Procedures were developed to improve flexibility in getting equipment deployed to markets. More warehouses were placed in service, and we engaged outsource vendors. However, the new procedures did not adequately provide for timely updating and maintenance of the books of record for equipment inventory.

Management is currently evaluating whether the collective deficiencies in these procedures constitutes a material weakness in internal control over financial reporting. Upon identifying the problem, we began undertaking various mitigation and remediation steps to improve the controls and update the books of record. As a result of these steps, management believes the control weakness has not resulted in material misstatements of the financial statements in the current or previous reporting periods. Management expects that ongoing remediation efforts will rectify the control weakness before year end.

The ability of Clearwire to use its net operating losses to offset its income and gain is subject to limitation. If use of its net operating losses are limited, there is an increased likelihood that Clearwire Communications will be required to make a tax distribution to Clearwire.

Any limitation on the ability of Clearwire to use its net operating losses, which we refer to as NOLs, to offset income allocable to Clearwire increases the likelihood that Clearwire Communications will be required to make a tax distribution to Clearwire and the other members of Clearwire Communications. If Clearwire Communications does not have sufficient liquidity to make those distributions, it may be forced to borrow funds, issue equity or sell assets on terms that are unfavorable to Clearwire Communications. Sales of assets in order to enable Clearwire Communications to make the necessary distributions could further increase the tax liability of Clearwire, resulting in the need to make additional distributions and possible additional tax loans to Sprint.

At present, Clearwire has substantial NOLs for United States federal income tax purposes. In particular, we believe that Clearwire’s cumulative tax loss as of September 30, 2009, for United States federal income tax purposes, was approximately $1.5 billion. A portion of Clearwire’s NOLs is subject to certain annual limitations imposed under Section 382 of the Internal Revenue Code of 1986, which we refer to as the Code. Subject to the existing Section 382 limitations, and the possibility that further limitations under Sections 382 and 384 may arise after the Closing (as a result of the rights offering or other future transactions), Clearwire’s NOLs generally will be available to offset items of income and gain allocated to Clearwire by Clearwire Communications.

The use by Clearwire of its NOLs may be further limited if Clearwire is affected by an “ownership change,” within the meaning of Section 382 of the Code. Broadly, Clearwire will have an ownership change if, over a three year period, the portion of the stock of Clearwire, by value, owned by one or more “five-percent stockholders” increases by more than 50 percentage points. Clearwire believes that the rights offering may cause an ownership change. An exchange by an Investor or Sprint of Clearwire Communications Class B Common Interests and Class B Common Stock for Class A Common Stock may also cause or contribute to an ownership change of Clearwire. Clearwire has no control over the timing of any such exchange. If Clearwire undergoes an ownership change, then the amount of the pre-ownership change NOLs of Clearwire that may be used to offset income of Clearwire arising in each taxable year after the ownership change generally will be limited to the product of the fair market value of the stock of Clearwire at the time of the ownership change and a specified rate based on long-term tax exempt bond yields.

Separately, under Section 384 of the Code, Clearwire may not be permitted to offset built-in gain in assets acquired by it in certain tax-free transactions, if the gain is recognized within five years of the acquisition of the built-in gain assets, with NOLs arising before the acquisition of the built-in gain assets. Section 384 may apply to built-in gain to which Clearwire succeeds in the case of a holding company exchange by an Investor or Sprint.

Risks Related to our Common Stock

Sprint, Eagle River and the Investors are our largest stockholders, and as a result they together effectively have control over us and may have actual or potential interests that may diverge from yours.

Sprint, Eagle River and the Investors own a majority of the voting power of our Class A Common Stock and Class B Common Stock, and which we refer to together as our Common Stock. Sprint, Eagle River and the Investors may have interests that diverge from those of other holders of our capital stock. Each of Sprint, Eagle River and the Investors are a party to the equityholders’ agreement, dated November 28, 2008, entered into with us, which we refer to as the Equityholders’ Agreement, which requires, among other things, the approval of:

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75% of the voting power of all outstanding stock of Clearwire for certain actions, including any merger, consolidation, share exchange or similar transaction and any issuance of capital stock that would constitute a change of control of Clearwire or Clearwire Communications;

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each of Sprint, Intel and the representative for the Strategic Investors, as a group, so long as each of Sprint, Intel and the Strategic Investors, as a group, owns securities representing at least 5% of the outstanding voting power of Clearwire, in order to:

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amend our Amended and Restated Certificate of Incorporation, which we refer to as the Clearwire Charter, the bylaws of Clearwire, which we refer to as the Clearwire Bylaws, or the amended and restated operating agreement, which we refer to as the Operating Agreement, governing Clearwire Communications;

•	change the size of the board of directors of the Company;

•	liquidate Clearwire or Clearwire Communications or declare the bankruptcy of Clearwire or its material subsidiaries;

•	effect any material capital reorganization of Clearwire or any of its material subsidiaries, other than a financial transaction (including securities issuances) in the ordinary course of business;

•	take any action that could cause Clearwire Communications or any of its material subsidiaries to be taxed as a corporation for federal income tax purposes; and

•	subject to certain exceptions, issue any Class B Common Stock or any equity interests of Clearwire Communications;

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Eagle River, for so long as Eagle River owns at least 50% of the shares of Common Stock received by it in the Transactions and the proposed action would disproportionately and adversely affect Eagle River, the public stockholders of Clearwire or Clearwire in its capacity as a member of Clearwire Communications, in order to amend the Clearwire Charter, the Clearwire Bylaws or the Operating Agreement or to change the size of the board of directors of the Company; and

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each of Sprint, Intel and the Strategic Investors, as a group, so long as each of Sprint, Intel and the Strategic Investors, as a group, respectively, owns both (1) at least 50% of the number of shares of Common Stock received by it in the Transactions and (2) securities representing at least 5% of the outstanding voting power of Clearwire, in order for Clearwire to enter into a transaction involving the sale of a certain percentage of the consolidated assets of Clearwire and its subsidiaries to, or the merger of Clearwire with, certain specified competitors of Sprint, Intel and the Strategic Investors.

The Equityholders’ Agreement also contains provisions related to restrictions on transfer of Common Stock, rights of first offer and preemptive rights.

As a result, Sprint, Eagle River and the Investors may be able to cause us to take, or prevent us from taking, actions that may conflict with your best interests as a stockholder, which could adversely affect our results of operations and the trading price of our Class A Common Stock.

Clearwire and its subsidiaries may be considered subsidiaries of Sprint under certain of Sprint’s agreements relating to its indebtedness.

Sprint owns approximately 57% of the voting power of Clearwire, assuming the consummation of the Third Investment Closing, which has not yet occurred and which remains subject to the satisfaction of applicable closing conditions, and including the equity to be issued to Sprint in payment of half of Sprint’s Over-Allotment Fee in connection with the Third Investment Closing. As a result, Clearwire and its subsidiaries may be considered subsidiaries of Sprint under certain of Sprint’s agreements relating to its indebtedness. Those agreements govern the incurrence of indebtedness and certain other activities of Sprint’s subsidiaries. Thus, our actions may result in a violation of covenants in Sprint’s debt obligations, which may cause Sprint’s lenders to declare due and payable all of Sprint’s outstanding loan obligations, thereby severely harming Sprint’s financial condition, operations and prospects for growth. The determination of whether or not we would be considered a subsidiary under Sprint’s debt agreements is complex and subject to interpretation. Under the Equityholders’ Agreement, described elsewhere in this prospectus, if we intend to take any action that may be prohibited under the terms of certain Sprint debt agreements, then Sprint will be obligated to deliver to us an officer’s certificate, which we refer to as a Compliance Certificate, and legal opinion from a nationally recognized law firm stating that our proposed actions do not violate those debt agreements. If Sprint notifies us that it cannot deliver the Compliance Certificate and legal opinion, Sprint will be obligated to take certain actions to ensure that we are no longer considered a subsidiary under its debt agreements. These actions may include surrendering board seats and voting stock. The unusual nature of this arrangement may make it more difficult for us to obtain financing on favorable terms or at all. Moreover, regardless of whether we receive a Compliance Certificate and legal opinion as described above, we cannot be sure our actions will not violate Sprint’s debt covenants, and, if there is a violation, that Sprint’s lenders will waive such non-compliance and forbear from enforcing their rights, which could include accelerated collection of Sprint’s obligations.

Clearwire is a “controlled company” within the meaning of the NASDAQ Marketplace Rules and relies on exemptions from certain corporate governance requirements.

Sprint beneficially owns approximately 57% of the voting power of Clearwire, assuming the consummation of the Third Investment Closing, which has not yet occurred and which remains subject to the satisfaction of applicable closing conditions, and not including any shares that may be issued in respect of Over-Allotment Fees pursuant to the Third Investment Closing. In addition, the Investors collectively own approximately 30% and Eagle River owns approximately 4% of the voting power of Clearwire, in each case assuming the consummation of the Third Investment Closing, which has not yet occurred and which remains subject to the satisfaction of applicable closing conditions, and not including any shares that may be issued in respect of Over-Allotment Fees pursuant to the Third Investment Closing. The Equityholders’ Agreement governs the voting of shares of the Common Stock held by each of the parties thereto in certain circumstances, including with respect to the election of the individuals nominated to the board of directors of the Company by Sprint, Eagle River and the Investors.

As a result of the combined voting power of Sprint, Eagle River and the Investors and the Equityholders’ Agreement, we rely on exemptions from certain NASDAQ corporate governance standards. Under the NASDAQ Marketplace Rules, a company of which more than 50% of the voting power is held by a single person or a group of people is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•

the compensation of officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors; and

•

director nominees be selected, or recommended to the board of directors for its selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process.

Unless we choose to no longer rely on these exemptions in the future, you will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements. The corporate opportunity provisions in the Clearwire Charter could enable certain of our stockholders to benefit from corporate opportunities that might otherwise be available to us.

The Clearwire Charter contains provisions related to corporate opportunities that may be of interest to both Clearwire and certain of our stockholders, including Sprint, Eagle River and the Investors, who are referred to in the Clearwire Charter as the Founding Stockholders. These provisions provide that unless a director is an employee of Clearwire, such person does not have a duty to present to Clearwire a corporate opportunity of which he or she becomes aware, except where the corporate opportunity is expressly offered to such person in his or her capacity as a director of Clearwire.

In addition, the Clearwire Charter expressly provides that our Founding Stockholders may, and have no duty not to, engage in any businesses that are similar to or competitive with that of Clearwire, do business with our competitors, customers and suppliers, and employ Clearwire’s employees or officers. The Founding Stockholders or their affiliates may deploy competing wireless broadband networks or purchase broadband services from other providers. Further, we may also compete with the Founding Stockholders or their affiliates in the area of employee recruiting and retention. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by the Founding Stockholders to themselves or their other affiliates or we lose key personnel to them. For a more complete description of the terms of the Clearwire Charter, see the section titled “Description of Capital Stock” beginning on page 15 of this prospectus.

The market price of our Class A Common Stock has been and may continue to be volatile.

The trading price of our Class A Common Stock could be subject to significant fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	quarterly variations in our results of operations or those of our competitors, either alone or in comparison to analysts’ expectations;

•	announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•	announcements by us regarding the entering into, or termination of, material transactions;

•	disruption to our operations or those of other companies critical to our network operations;

•	the emergence of new competitors or new technologies;

•	market perceptions relating to the deployment of mobile WiMAX networks by other operators;

•	our ability to develop and market new and enhanced products on a timely basis;

•	seasonal or other variations in our subscriber base;

•	commencement of, or our involvement in, litigation;

•	availability of additional spectrum;

•	dilutive issuances of our stock or the stock of our subsidiaries, including on the exercise of outstanding warrants and options, or the incurrence of additional debt;

•	changes in our board or management;

•	adoption of new accounting standards;

•	Sprint’s performance, which may have an effect on the market price of the Class A Common Stock even though we are a separate, stand-alone company;

•	changes in governmental regulations or the status of our regulatory approvals;

•	changes in earnings estimates or recommendations by securities analysts;

•	announcements regarding mobile WiMAX and other technical standards;

•	the availability or perceived availability of additional capital and market perceptions relating to our access to such capital; and

•	general economic conditions and slow or negative growth of related markets.

In addition, the stock market in general, and the market for shares of technology companies in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. We believe the price of our Class A Common Stock may be subject to continued volatility. In addition, in the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation or stockholder derivative suits have often been instituted against those companies. Such litigation, if instituted against us, could result in substantial costs and divert our management’s attention and resources.

USE OF PROCEEDS

All of the shares of Class A Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO

NON-UNITED STATES HOLDERS

The following is a summary of material United States federal income tax consequences of the purchase, ownership and disposition of our common stock to a non-United States holder that purchases shares of our common stock in this offering. For purposes of this summary, a “non-United States holder” means a beneficial owner of our common stock that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation (or an entity treated as a foreign corporation for United States federal income tax purposes); or

•	a foreign estate or foreign trust.

In the case of a holder that is classified as a partnership for United States federal income tax purposes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding our common stock, then you should consult your own tax advisor.

This summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary. We have not sought and do not plan to seek any ruling from the United States Internal Revenue Service, which we refer to as the IRS, with respect to statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary does not address all aspects of United States federal income taxes that may be relevant to non-United States holders in light of their personal circumstances, and does not deal with federal taxes other than the United States federal income tax or with state, local or non-United States tax considerations. Special rules, not discussed here, may apply to certain non-United States holders, including:

•	United States expatriates;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax; and

•	investors in pass-through entities that are subject to special treatment under the Code.

Such non-United States holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

This summary applies only to a non-United States holder that holds our common stock as a capital asset (within the meaning of Section 1221 of the Code), and assumes that no item of income or gain in respect of the common stock at any time will be effectively connected with a United States trade or business conducted by the non-United States holder.

If you are considering the purchase of our common stock, then you should consult your own tax advisor concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under United States tax laws other than the federal income tax law or under the laws of any other taxing jurisdiction.

Dividends

We do not currently anticipate paying dividends. In the event that we do make a distribution of cash or property with respect to our common stock, any such distribution will be treated as a dividend for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under United States federal income tax principles). Dividends paid to you generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of such share of common stock that is taxed to you as described below under the heading “—Gain on Disposition of Common Stock”.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding of United States federal income tax for dividends, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a United States person and are eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-United States holders that act as intermediaries (including partnerships).

If you are eligible for a reduced rate of United States federal income tax pursuant to an income tax treaty, then you may obtain a refund of any excess amounts withheld by filing timely an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

You generally will not be subject to United States federal income tax with respect to gain realized on the sale or other taxable disposition of our common stock, unless:

•

if you are an individual, you are present in the United States for 183 days or more in the taxable year of the sale or other taxable disposition, and you have a “tax home” (as defined in the Code) in the United States; or

•	we are or have been during a specified testing period a “United States real property holding corporation” for United States federal income tax purposes, and certain other conditions are met.

We believe that we have not been and are not, and we do not anticipate becoming, a “United States real property holding corporation” for United States federal income tax purposes.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding tax (currently at a rate of 28%) with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a United States person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding tax with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

•

If the proceeds are paid to or through the United States office of a broker, the proceeds generally will be subject to backup withholding tax and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a United States person or you otherwise establish an exemption.

•

If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and is not a foreign person with certain specified United States connections (a “United States-related person”), information reporting and backup withholding tax generally will not apply.

•

If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States-related person, the proceeds generally will be subject to information reporting (but not to backup withholding tax), unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a United States person or you otherwise establish an exemption.

Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished by you to the IRS.

Recent Developments Potentially Impacting Taxation of Non-United States Holders

Congress is currently considering legislation that, if enacted, would materially change the requirements necessary to obtain an exemption from United States withholding tax, particularly for instruments held through a foreign financial institution or other foreign intermediary. At this time it is impossible to predict whether this legislation will be enacted, and, if enacted, its form. Non-United States Holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in tour common stock.

THE SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to the Clearwire Charter, the Clearwire Bylaws and the provisions of applicable law. The Clearwire Charter and the Clearwire Bylaws are incorporated by reference into the registration statement, of which this prospectus is a part.

Authorized Capital Stock

Under the Clearwire Charter, Clearwire has the authority to issue 2.5 billion shares of stock, initially consisting of 1.5 billion shares of Class A Common Stock, 1.0 billion shares of Class B Common Stock and 15 million shares of preferred stock, par value $0.0001 per share. As of December 14, 2009, there were 196,766,715 shares of Class A Common Stock, 734,238,872 shares of Class B Common Stock and no shares of preferred stock outstanding, after giving effect to the shares issued in the Second Investment Closing.

Subject to adjustment and to applicable lockup periods, holders of Class B Common Stock are entitled to exchange one share of Class B Common Stock, together with one Clearwire Communications Class B Common Interest, for one share of Class A Common Stock.

Clearwire Common Stock

Clearwire Common Stock Outstanding

The shares of Class A Common Stock and Class B Common Stock issued are duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Clearwire preferred stock which Clearwire may designate and issue in the future.

To the greatest extent permitted by applicable Delaware law, the shares of Class A Common Stock are uncertificated, and transfer will be reflected by book-entry, unless a physical certificate is requested by a holder.

Voting Rights

Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held. Holders of Class B Common Stock are entitled to one vote for each share of Class B Common Stock held. Holders of Class A Common Stock and Class B Common Stock vote together as a single class on each matter submitted to a stockholder vote. Holders of Class A Common Stock and Class B Common Stock, as the case may be, have no voting power with respect to, and are not be entitled to vote on, any amendment to the Clearwire Charter that relates solely to the terms of one or more outstanding classes or series of Common Stock (other than the respective class or classes held by such holder) or preferred stock if the holders of the class or series affected by such amendment are entitled to vote on such terms, either separately or together with the holders of one or more other classes or series.

The Clearwire Bylaws provide that unless provided otherwise in the Clearwire Bylaws, the Clearwire Charter, the Equityholders’ Agreement or under applicable laws or rules, any corporate action that requires stockholder approval must be authorized by a majority of the votes cast by the stockholders entitled to vote and present in person or by proxy at a meeting duly called and held at which a quorum is present; provided that where a separate vote of a class or classes is required, corporate action to be taken by such class or classes must be authorized by a majority of the votes cast by such class or classes. The Clearwire Bylaws provide that our stockholders may only adopt, amend, alter or repeal the Clearwire Bylaws by an affirmative vote of not less than 50% of the voting power of all outstanding shares of Clearwire stock entitled to vote generally at an election of directors, voting together as a single class. Further, the Clearwire Bylaws also provide that, subject to the

Clearwire Charter and agreements entered into by our stockholders (including the Equityholders’ Agreement), the board of directors may adopt, amend, alter or repeal the Clearwire Bylaws.

The Clearwire Charter may be amended by the affirmative vote of the holders of a majority of the voting rights of all classes of capital stock of Clearwire entitled to vote. However, the Clearwire Charter provides that, in order to amend or repeal certain sections of the Clearwire Charter, including the sections covering supermajority approval of certain transactions constituting a change of control of Clearwire or Clearwire Communications and corporate opportunities and certain stockholder transactions, the approval of the holders of at least 75% of all of the then- outstanding shares of capital stock of Clearwire entitled to vote in the election of directors will be required. In addition, to amend the provision of the Clearwire Charter covering the exchange of Class B Common Stock and Clearwire Communications Class B Common Interests for Class A Common Stock, the approval of the holders of at least 75% in voting power of Class B Common Stock are required.

Further, the Equityholders’ Agreement provides that any amendment to the Clearwire Charter or the Clearwire Bylaws requires the approval of Sprint, Intel and the Strategic Investors as a group and in certain circumstances also requires the approval of Eagle River.

Dividend Rights

Only the holders of Class A Common Stock are entitled to receive dividends, if any, payable in cash or property, as may be declared by the Company’s board of directors out of funds legally available for the payment of dividends, subject to any preferential dividend rights of any outstanding Clearwire preferred stock and the restrictions set forth in the Delaware General Corporation Law, which we refer to as the DGCL.

Liquidation Rights

On the consolidation, merger, recapitalization, reorganization or similar event or liquidation, dissolution or winding up of Clearwire, the holders of Class A Common Stock and Class B Common Stock will be entitled to share pari passu in the net assets of Clearwire available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Clearwire preferred stock up to their per share par value amounts and subject to the structurally prior rights of equityholders of Clearwire Communications as set forth in the Operating Agreement. After all Class A Common Stock and Class B Common Stock holders have received their per share par value amounts, the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining net assets ratably in proportion to each holder’s respective number of shares of Class A Common Stock.

Preemptive Rights

Under the Clearwire Charter, the holders of Class A Common Stock and Class B Common Stock have no preemptive rights except as set forth in the Equityholders’ Agreement. The Equityholders’ Agreement provides that if Clearwire proposes to issue any securities, other than in certain issuances, each Equityholder has the right to purchase its pro rata share of such securities, based on such holder’s voting power in Clearwire before such issuance.

Exchange Rights

Under the Clearwire Charter and subject to restrictions imposed in the Operating Agreement, the holders of Class B Common Stock are entitled to exchange one share of Class B Common Stock and one Clearwire Communications Class B Common Interest for one share of Class A Common Stock.

Use of Certain Proceeds

Pursuant to the Clearwire Charter, except to the extent that our board of directors has approved the expansion of our business activities to include other business activities, and has approved the funding of any such other business activities out of net proceeds from the issuance of equity securities in accordance with the Equityholders’ Agreement, the net proceeds from any issuance of Clearwire equity securities will be contributed to Clearwire Communications. In addition, except to the extent that our board of directors has approved the expansion of our business activities to include other business activities, and has approved the funding of any such other business activities out of net proceeds of any indebtedness issued or incurred by Clearwire, Clearwire, to the extent permitted by law and subject to restrictions imposed under the Operating Agreement, is required to lend the net proceeds to Clearwire Communications on substantially the same terms and conditions as the indebtedness issued or incurred by Clearwire.

Change in Control Provisions

Under the Clearwire Charter, approval of the holders of at least 75% of all of the outstanding shares of capital stock of Clearwire entitled to vote in the election of directors, voting together as a single class, is required to approve: (1) any merger, consolidation, share exchange or similar transaction involving Clearwire or Clearwire Communications, that upon completion, would constitute a change of control of Clearwire or Clearwire Communications, respectively, (2) the issuance of capital stock of Clearwire or of Clearwire Communications that, upon completion, would constitute a change of control of Clearwire or Clearwire Communications, respectively and (3) any sale or other disposition of all or substantially all of the assets of Clearwire or Clearwire Communications.

In addition, the Equityholders’ Agreement provides that the approval of Sprint, Intel and the Strategic Investors as a group (for so long as each maintains certain minimum ownership interests in Clearwire) is required for any restructuring or reorganization of Clearwire (excluding certain financings in the ordinary course of business), any bankruptcy of Clearwire or its subsidiaries, or any liquidation, dissolution or winding up of Clearwire or Clearwire Communications. In addition, the approval of at least ten directors (or, if there are fewer than ten directors, then all of the directors) on our board of directors will be required before any change of control transaction.

Transfer Restrictions

Under the Clearwire Charter, one share of Class B Common Stock may only be transferred in exchange for one share of Class A Common Stock when exchanged in combination with one Clearwire Communications Class B Common Interest. Following the exchange, the shares of Class B Common Stock surrendered in the exchange will be retired, will cease to be outstanding, and may not be reissued. Under the Equityholders’ Agreement, if any shares of Class B Common Stock or Clearwire Communications Class B Common Interests are transferred without also transferring to the same transferee an identical number of Clearwire Communications Class B Common Interests or shares of Class B Common Stock, respectively, then the transferred shares of Class B Common Stock or the shares of Class B Common Stock corresponding to those transferred Clearwire Communications Class B Common Interests, as applicable, will be redeemed by Clearwire for par value.

Further, under the Clearwire Charter, if a holder of Common Stock acquires additional shares, or is otherwise attributed with ownership of such shares, that would cause Clearwire to violate any requirement of the federal communications laws regarding foreign ownership, then we may, at the option of its board of directors, redeem from the holder a sufficient number of shares to eliminate the violation, at a market price determined in accordance with the Clearwire Charter.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of  2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Clearwire Charter, we have elected to opt out of Section 203 of the DGCL, and are therefore not subject to Section 203.

Preferred Stock

Preferred Stock Outstanding

No shares of Clearwire preferred stock are issued and outstanding.

Blank Check Preferred Stock

Under the Clearwire Charter, our board of directors has the authority to issue preferred stock in one or more classes or series, and to fix for each class or series the voting powers and the distinctive designations, preferences and relative, participation, optional or other special rights and such qualifications, limitations or restrictions, as may be stated and expressed in the resolution or resolutions adopted by our board of directors providing for the issuance of such class or series as may be permitted by the DGCL, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by our stockholders.

Corporate Opportunities and Transactions with Founding Stockholders

In recognition that directors, officers, stockholders, members, managers or employees of any Founding Stockholder (as such term is defined in the Clearwire Charter) may engage in similar activities or lines of business to those of Clearwire, the Clearwire Charter provides for the allocation of certain corporate opportunities between Clearwire and the Founding Stockholders. Specifically, none of the Founding Stockholders have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business to those of Clearwire, competing against Clearwire, doing business with any competitor, customer or supplier of Clearwire or employing any officer or employee of Clearwire. In the event that a Founding Stockholder acquires knowledge of a potential transaction or matter which may be a corporate opportunity for it and Clearwire, Clearwire will not have any expectancy in such corporate opportunity, and such Founding Stockholder will not have any duty to communicate or offer such corporate opportunity to Clearwire and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if any director, officer, member, manager or employee of any Founding Stockholder acquires knowledge, in his capacity as a director, board observer or officer of Clearwire, of a potential transaction or matter which may be a corporate opportunity for Clearwire and a Founding Stockholder, Clearwire will not have any expectancy in such corporate opportunity as long as the Founding Stockholder also learns of or develops such opportunity independently.

The Clearwire Charter provides that any of our directors or officers who also serves as a director, officer or employee of a Founding Stockholder and who acquires knowledge of a potential transaction that may be a corporate opportunity of Clearwire and the Founding Stockholder (1) will have fully satisfied and fulfilled his or her fiduciary duty to Clearwire and its stockholders with respect to such transaction; (2) will not be obligated to communicate information regarding the corporate opportunity to Clearwire or the Founding Stockholder; (3) will be presumed to have acted in good faith and in a manner reasonably believed to be in the best interests of Clearwire; and (4) will not be deemed to have breached any duty of loyalty to Clearwire or its stockholders and not to have derived improper benefit therefrom, if the corporate opportunity is offered or disclosed in accordance with the policy set forth in the Clearwire Charter. Such policy states, in general, that unless a director is an employee of Clearwire, such person will not have a duty to present to Clearwire a corporate opportunity of which he or she becomes aware, except where the corporate opportunity is expressly offered to such person primarily in his or her capacity as a director of Clearwire.

By becoming a stockholder in our company, you will be deemed to have notice of and consented to these provisions of the Clearwire Charter. Any amendment to the foregoing provisions of the Clearwire Charter requires the affirmative vote of at least 75% of the voting power of all of the then-outstanding shares of Clearwire capital stock.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our Class A Common Stock.

Listing of Our Common Stock

Our Class A Common Stock is listed on NASDAQ under the trading symbol “CLWR.”

SELLING STOCKHOLDERS

In connection with the Transactions, we entered into the Registration Rights Agreement with the selling stockholders. Pursuant to the Registration Rights Agreement, we agreed, among other things, to file a shelf registration statement covering the resale on a delayed or continuous basis of the Class A Common Stock held by the selling stockholders, including Class A Common Stock issuable upon conversion or exchange of other securities of the Company. This prospectus covers 836,240,261 shares of our Class A Common Stock, including 734,238,872 shares issuable upon the conversion of Class B Common Stock together with Clearwire Communications Class B Common Interests (as described in “Description of Capital Stock”), that may be offered for resale by the selling stockholders named in this prospectus and/or in an accompanying prospectus supplement and the persons to whom the selling stockholders may transfer their shares and validly assign their rights under the Registration Rights Agreement.

In connection with the Transactions, each of the selling stockholders entered into various commercial and other agreements with the Company. For further information, see the section entitled “Certain Relationships and Related Transactions” of the Information Statement on Schedule 14C filed by the Company on November 30, 2009, and incorporated by reference herein.

The following table sets forth information with respect to certain of the selling stockholders and the shares of our Class A Common Stock beneficially owned by such selling stockholders as of December 14, 2009, after giving effect to the shares issued in the Second Investment Closing, that may from time to time be offered or sold pursuant to this prospectus. These shares do not include shares to be issued in the Third Investment Closing, which has not yet occurred and which remains subject to the satisfaction of applicable closing conditions, and excludes any shares that may be issued in respect of Over-Allotment Fees pursuant to the Third Investment Closing. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in supplements to this prospectus or a post-effective amendment to the registration statement to which this prospectus relates if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A Common Stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A Common Stock.

The respective ownership percentages of the selling stockholders set forth below may change as a result of the rights offering. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A Common Stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provide the information set forth in the table below.

	Shares of Class A Common Stock Beneficially Owned Prior to the Offering	% of Class A Common Stock Beneficially Owned Prior to the Offering(1)	Shares of Class A Common Stock That May be Offered Hereby	Shares of Class A Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby	% of Outstanding Class A Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby(1)
Sprint HoldCo LLC(2)	524,732,533	72.73%	524,732,533	0	0%
Intel Capital (Cayman) Corporation(3)	3,333,333	1.69%	3,333,333	0	0%
Intel Capital Corporation(4)	33,333,333	16.94%	33,333,333	0	0%
Intel Capital Wireless Investment Corporation 2008A(5)	21,784,940	9.97%	21,784,940	0	0%
Intel Capital Wireless Investment Corporation 2008B(6)	21,784,940	9.97%	21,784,940	0	0%
Intel Capital Wireless Investment Corporation 2008C(7)	21,784,940	9.97%	21,784,940	0	0%
Comcast Wireless Investment I, Inc.(8)	12,352,941	5.91%	12,352,941	0	0%
Comcast Wireless Investment II, Inc.(9)	12,352,941	5.91%	12,352,941	0	0%
Comcast Wireless Investment III, Inc.(10)	12,352,941	5.91%	12,352,941	0	0%
Comcast Wireless Investment IV, Inc.(11)	12,352,941	5.91%	12,352,941	0	0%

	Shares of Class A Common Stock Beneficially Owned Prior to the Offering	% of Class A Common Stock Beneficially Owned Prior to the Offering(1)	Shares of Class A Common Stock That May be Offered Hereby	Shares of Class A Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby	% of Outstanding Class A Common Stock Beneficially Owned After Sale of All Shares That May be Offered Hereby(1)
Comcast Wireless Investment V, Inc.(12)	12,352,941	5.91%	12,352,941	0	0%
Comcast Wireless Investment VI, Inc.(13)	25,602,657	11.51%	25,602,657	0	0%
Eagle River Holdings, LLC(14)	39,523,807	19.73%	38,535,474	988,333	*
Google Inc.(15)	29,411,765	14.95%	29,411,765	0	0%
TWC Wireless Holdings I LLC(16)	15,269,133	7.20%	15,269,133	0	0%
TWC Wireless Holdings II LLC(17)	15,269,133	7.20%	15,269,133	0	0%
TWC Wireless Holdings III LLC(18)	15,269,132	7.20%	15,269,132	0	0%
BHN Spectrum Investments, LLC(19)	8,364,243	4.08%	8,364,243	0	0%

*	Less than 1%.
(1)	Shares of Class A Common Stock beneficially owned and the respective percentages of beneficial ownership of Class A Common Stock assumes the conversion of all shares of Class B Common Stock beneficially owned by such person or entity into Class A Common Stock, and the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of December 14, 2009. Shares issuable pursuant to the conversion of Class B Common Stock or the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such shares of Class B Common Stock, options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The respective percentages of beneficial ownership of Class A Common Stock beneficially owned is based on 196,766,715 shares of Class A Common Stock and 734,238,872 shares of Class B Common Stock outstanding as of December 14, 2009, after giving effect to the shares issued in the Second Investment Closing.
(2)	Includes shares issuable upon the conversion of 524,732,533 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Sprint. The address of such stockholder is 6200 Sprint Parkway, Overland Park, Kansas 66251
(3)	This selling stockholder is controlled by Intel Corporation. The address of such stockholder is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.
(4)	This selling stockholder is controlled by Intel Corporation. The address of such stockholder is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.
(5)	Includes shares issuable upon the conversion of 21,784,940 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Intel Corporation. The address of such stockholder is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.
(6)	Includes shares issuable upon the conversion of 21,784,940 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Intel Corporation. The address of such stockholder is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.
(7)	Includes shares issuable upon the conversion of 21,784,940 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Intel Corporation. The address of such stockholder is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.
(8)	Includes shares issuable upon the conversion of 12,352,941 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Comcast Corporation. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.
(9)	Includes shares issuable upon the conversion of 12,352,941 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Comcast Corporation. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.
(10)	Includes shares issuable upon the conversion of 12,352,941 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Comcast Corporation. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.
(11)	Includes shares issuable upon the conversion of 12,352,941 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Comcast Corporation. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.
(12)	Includes shares issuable upon the conversion of 12,352,941 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Comcast Corporation. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.
(13)	Includes shares issuable upon the conversion of 25,602,657 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Comcast Corporation. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.
(14)

Includes 35,922,958 shares of Class A Common Stock, shares issuable upon the conversion of 2,612,516 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests and 988,333 shares of Class A Common Stock issuable on exercise of warrants. Eagle River is controlled by our Chairman, Craig Mc Caw. The manager of Eagle River is Eagle

River, Inc., an entity controlled by and wholly-owned by Mr. McCaw. The address of such stockholder is 2300 Carillon Point, Kirkland, Washington 98033.
(15)	Includes 29,411,765 shares of Class A Common Stock. The address of such stockholder is 1600 Amphitheatre Parkway, Mountain View, California 94043.
(16)	Includes shares issuable upon the conversion of 15,269,133 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Time Warner Cable Inc. The address of such stockholder is 60 Columbus Circle, New York, New York 10023.
(17)	Includes shares issuable upon the conversion of 15,269,133 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Time Warner Cable Inc. The address of such stockholder is 60 Columbus Circle, New York, New York 10023.
(18)	Includes shares issuable upon the conversion of 15,269,132 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Time Warner Cable Inc. The address of such stockholder is 60 Columbus Circle, New York, New York 10023.
(19)	Includes shares issuable upon the conversion of 8,364,243 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. BHN Spectrum Investments, LLC is a subsidiary or affiliate of Bright House Networks.

PLAN OF DISTRIBUTION

We are registering the shares of Class A Common Stock held by the selling stockholders or issuable upon conversion of Class B Common Stock and Clearwire Communications Class B Common Interests held by the selling stockholders (as described in “Description of Capital Stock”), to permit the resale of these shares by the selling stockholders from time to time after the date of this prospectus.

The selling stockholders and any of their respective permitted transferees (as provided in the Registration Rights Agreement) and successors-in-interest may sell all or a portion of the shares of Class A Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The shares of Class A Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions,

•	on NASDAQ, on which the shares of Class A Common Stock are listed;

•	in the over-the-counter market;

•	otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

If the selling stockholders effect such transactions by selling shares of Class A Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Class A Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

The selling stockholders may from time to time enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Class A Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Class A Common Stock covered by this prospectus short pursuant to this prospectus and deliver shares of Class A Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also engage in derivatives transactions relating to the shares of Class A Common Stock and may sell or deliver shares in connection with those transactions subject to applicable law.

Any broker-dealer participating in the distribution of the shares of Class A Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Class A Common Stock covered by this prospectus is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Class A Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Class A Common Stock covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states such shares of Class A Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Class A Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A Common Stock to engage in market-making activities with respect to the shares of Class A Common Stock. All of the foregoing may affect the marketability of the shares of Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to shares of Class A Common Stock.

We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class A Common Stock. Subject to certain limitations set forth in the Registration Rights Agreement, we will pay all fees and expenses incident to our registration of the shares of Class A Common Stock pursuant to the Registration Rights Agreement, estimated to be $550,672.82 in total; provided, however, that a selling stockholder will pay all transfer taxes and brokerage and underwriting discounts and selling commissions, if any, attributable to the shares being sold by such selling stockholder. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

EXPERTS

The consolidated financial statements of (1) Clearwire Corporation as of December 31, 2008, and for the year then ended and (2) Old Clearwire as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing and included in the (1) Current Report on Form 8-K filed on May 18, 2009 and (2) Annual Report on Form 10-K of Clearwire Corporation for the year ended December 31, 2008 (which reports express unqualified opinions on the financial statements and include explanatory paragraphs regarding the (1) business combination between Clearwire Corporation and the WiMAX Operations of Sprint Nextel Corporation in 2008 and the retrospective adjustments related to the adoption of Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, and (2) Old Clearwire’s 2007 change in accounting for stock-based compensation upon adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the WiMAX Operations of Sprint Nextel Corporation as of and for the year ended December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the validity of the Class A Common Stock offered in connection with this offering will be passed on for us by Kirkland & Ellis LLP, New York, New York.

Benjamin G. Wolff, our Co-Chairman, was a lawyer at Davis Wright Tremaine LLP from August 1994 until April 2004. Mr. Wolff’s spouse is a partner with Davis Wright Tremaine LLP. Davis Wright Tremaine LLP has rendered substantial legal services to Old Clearwire and us. Davis Wright Tremaine LLP continues to provide legal services to us, including services in connection with the Transactions.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register with the SEC our Class A Common Stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and our Class A Common Stock, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We will file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K).

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, as amended;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

•

Our Current Reports on Form 8-K filed on April 3, 2009, April 6, 2009, May 13, 2009, May 19, 2009, September 3, 2009, September 11, 2009, November 10, 2009, November 16, 2009, November 19, 2009, November 25, 2009, December 1, 2009, December 9, 2009 and December 15, 2009; and

•	Our Definitive Information Statement on Schedule 14C filed on November 30, 2009.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein)after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Definitive Information Statement on Schedule 14C and amendments to those reports, are available free of charge on our website (www.clearwire.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Clearwire Corporation

4400 Carillon Point

Kirkland, Washington 98033

Attention: Investor Relations

Telephone: (425) 216-7600

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

CLEARWIRE HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED INTO THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO

EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND NEITHER THE MAILING OF THIS PROSPECTUS NOR THE SALE OF OUR COMMON STOCK PURSUANT TO THIS OFFERING SHALL CREATE AN IMPLICATION TO THE CONTRARY.

ALL INFORMATION CONTAINED IN THIS PROSPECTUS WITH RESPECT TO SPRINT AND ITS SUBSIDIARIES AND ASSETS HAS BEEN PROVIDED BY SPRINT. ALL INFORMATION CONTAINED IN THIS PROSPECTUS WITH RESPECT TO ANY INVESTOR AND ITS SUBSIDIARIES AND ASSETS HAS BEEN PROVIDED BY SUCH INVESTOR. CLEARWIRE DOES NOT WARRANT THE ACCURACY OF THE INFORMATION PROVIDED BY SPRINT OR ANY INVESTOR.